ISSI Announces First Fiscal Quarter 2012 Results

SAN JOSE, Calif., Jan. 25, 2012 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2011.

Fiscal First Quarter Results and Recent Highlights:

  Reported total revenue of $66.2 million;
  Achieved record quarterly revenue of $44.3 million in specialty DRAM;
  Increased automotive market revenue 44 percent and industrial, medical and military market revenue 60 percent over the same quarter last year, and achieved record quarterly revenue in both markets;
  Achieved GAAP net income of $3.8 million, or $0.13 per diluted share, and non-GAAP net income of $6.3 million, or $0.22 per diluted share; and
  Generated $7.6 million in cash flow from operations during the quarter, ending the quarter with $102.2 million in cash and investments.

Revenue in the first fiscal quarter ended December 31, 2011 was $66.2 million, a 7.3 percent decrease from $71.3 million in the September 2011 quarter and a slight increase over the $66.1 million in the December 2010 quarter. Gross margin for the first quarter of fiscal 2012 was 33.5 percent, compared to 33.4 percent in the September 2011 quarter and 34.0 percent in the December 2010 quarter.

GAAP net income in the first quarter of fiscal 2012 was $3.8 million, or $0.13 per diluted share, compared to GAAP net income of $34.9 million, including a $28.1 million deferred tax asset valuation benefit, or $1.23 per diluted share, for the September 2011 quarter and $7.2 million, or $0.26 per diluted share, in the December 2010 quarter.

First quarter 2012 non-GAAP net income was $6.3 million, or $0.22 per diluted share, which excludes $1.2 million in stock-based compensation expense, $0.4 million in amortization of intangibles related to the acquisition of Si En, and $0.9 million in non-cash income tax expense from the utilization of net deferred tax assets. This compares to $8.2 million, or $0.29 per diluted share, for the September 2011 quarter and $8.3 million, or $0.30 per diluted share, in the December 2010 quarter. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

"During the quarter, we were pleased with the performance of our memory products, highlighted by record sales in specialty DRAM, despite softer demand in consumer and communications end markets. We believe these results reflect the success of our high quality specialty memory business particularly in automotive which grew significantly this quarter," said Scott Howarth, ISSI's President and CEO. "Our design win momentum remains strong in the automotive, communications, and industrial, medical and military markets. We continue to execute our product strategy and believe we are well positioned with our new memory product introductions to continue expanding our opportunities across all of our target markets."

"In regards to our analog products, revenue in the December quarter was adversely impacted by declining sales of feature cell phones in the China market. There is an ongoing transition in demand from feature phones to smartphones, which we expect will affect this segment of our business in the short-term. We are working to gain further design wins in the smartphone market, broaden our analog market opportunity outside of China and design additional analog and mixed signal products that will expand our addressable market in the future," said Mr. Howarth.

"Looking forward, we expect to see normal seasonality with revenue being flat to down slightly, and this quarter to be the low point for the year much as we saw in 2011. While we remain cautious about the macro uncertainty in the near term, we expect that our design win traction across all of our products, our new product offerings, and our strong customer relationships position ISSI for continued revenue growth in 2012."

March Quarter Outlook

ISSI expects total revenue for the March quarter to range between $62.0 and $66.0 million, consisting of SRAM and DRAM revenue of between $60.0 million and $63.0 million and analog revenue of between $2.0 million and $3.0 million. Gross margin for the March quarter is expected to range between 33 percent and 35 percent. Operating expenses are expected to be between $16.5 million and $17.0 million. The Company expects that its GAAP effective income tax rate in the March quarter will be approximately 30 percent. GAAP net income is expected to be between $0.12 and $0.16 per diluted share, and non-GAAP net income, which excludes non-cash tax expense related to the utilization of net deferred tax assets, stock-based compensation, and the amortization of intangibles related to the acquisition of Si En, is expected to range between $0.22 and $0.26 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company's first quarter fiscal 2012 financial results. To access ISSI's conference call via telephone, dial 888-280-4443 by 1:20 p.m. Pacific Time. A telephone replay will be available for seven days after the event by dialing 888-203-1112. The participant passcode is 4659684. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP net income for certain periods that exclude the non-cash income tax expense related to the utilization of net deferred tax assets, stock based compensation and amortization of intangibles related to the acquisition of Si En. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the non-cash income tax expense related to the utilization of net deferred tax assets, the impact of stock based compensation, and amortization of intangibles related to the acquisition of Si En. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM, and with its acquisition of Si En, the Company also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our design win momentum remaining strong, continuing to execute on our product strategy, being well positioned to continue expanding our opportunities across our target markets, ongoing transition in demand which we expect will affect the analog segment of our business in the short term, expanding our addressable market in the future, expecting some end market weakness in the near term, expecting that our design win traction, our strong customer relationships, our new product offerings and solid balance sheet position ISSI for continued revenue growth in 2012, and our outlook for the March 2012 quarter with respect to revenue, SRAM and DRAM revenue, analog revenue, gross margin, operating expenses, effective income tax rate, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place for our products and our customers' products, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2011. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	December 31,		September 30,
	2011	2010	2011

Net sales	$ 66,164	$ 66,103	$ 71,339
Cost of sales	43,966	43,638	47,501
Gross profit	22,198	22,465	23,838

Operating expenses:
Research and development	7,601	6,750	7,526
Selling, general and administrative	9,497	9,367	9,518
Total operating expenses	17,098	16,117	17,044

Operating income	5,100	6,348	6,794
Interest and other income, net	213	307	798
Gain on sale of investments	-	560	-

Income before income taxes	5,313	7,215	7,592
Provision (benefit) for income taxes	1,544	1	(27,464)

Consolidated net income	3,769	7,214	35,056

Net (income) loss attributable to
noncontrolling interests	21	(2)	(182)

Net income attributable to ISSI	$ 3,790	$ 7,212	$ 34,874

Basic net income per share	$ 0.14	$ 0.27	$ 1.31
Shares used in basic per share calculation	26,638	26,308	26,632

Diluted net income per share	$ 0.13	$ 0.26	$ 1.23
Shares used in diluted per share calculation	28,333	27,865	28,266

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 5,100	$ 6,348	$ 6,794
Adjustments:
Si En intangible asset amortization and charge	404	-	402
Legal fees related to Si En acquisition	-	220	-
Stock-based compensation expense	1,185	886	1,076
Total adjustments	1,589	1,106	1,478
Non-GAAP operating income	$ 6,689	$ 7,454	$ 8,272

Net income attributable to ISSI:
GAAP net income attributable to ISSI	$ 3,790	$ 7,212	$ 34,874
Adjustments:
Si En intangible asset amortization and charge	404	-	402
Legal fees related to Si En acquisition	-	220	-
Stock-based compensation expense	1,185	886	1,076
Tax effect of Si En acquisition related items	(64)	-	(64)
Tax credit for valuation allowance release	987	-	(28,136)
Total adjustments	2,512	1,106	(26,722)
Non-GAAP net income	$ 6,302	$ 8,318	$ 8,152

Non-GAAP net income per share:
Basic	$ 0.24	$ 0.32	$ 0.31
Diluted	$ 0.22	$ 0.30	$ 0.29

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2011	2011
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 90,973	$ 83,863
Restricted cash	6,834	6,786
Short-term investments	4,409	4,761
Accounts receivable, net	35,357	39,460
Inventories	51,119	56,796
Other current assets	15,172	16,369

Total current assets	203,864	208,035
Property, equipment and leasehold improvements, net	29,511	28,959
Purchased intangible assets, net	10,615	11,081
Goodwill	9,463	9,463
Other assets	36,749	34,449
Total assets	$ 290,202	$ 291,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 29,319	$ 36,395
Accrued compensation and benefits	5,563	6,363
Accrued expenses	4,284	4,711

Total current liabilities	39,166	47,469

Other long-term liabilities	9,288	9,272

Total liabilities	48,454	56,741

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	323,158	321,131
Accumulated deficit	(83,538)	(87,328)
Accumulated comprehensive loss	(608)	(1,252)

Total ISSI stockholders' equity	239,015	232,554

Noncontrolling interest	2,733	2,692

Total stockholders' equity	241,748	235,246
Total liabilities and stockholders' equity	$ 290,202	$ 291,987

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations of ISSI, +1-408-969-6600, ir@issi.com; or Leanne K. Sievers of Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com, for ISSI